Exhibit (b)(iii)

AU Optronics Corp.
1 Li-Hsin Road 2
Science-Based Industrial Park
Hsin-Chun 300
Taiwan, Republic of China

Dated as of October 1, 2006

Citibank, N.A. - ADR Department
388 Greenwich Street
14th Floor
New York, New York  10013

Issuance of ADSs in Exchange for GDSs of Quanta Display Inc. and
Assumption of Convertible Bonds of Quanta Display Inc.

Ladies and Gentlemen:

Reference is made to the Deposit Agreement, dated as of May 29, 2002, as amended by Amendment No. 1 to the Deposit Agreement, dated as of February 15, 2006 (as so amended, the “Deposit Agreement”), by and among AU Optronics Corp., a company incorporated under the laws of the Republic of China (the “Company”), Citibank, N.A., as depositary (the “Depositary”), and the Holders and Beneficial Owners of American Depositary Shares (the “ADSs”) evidenced by American Depositary Receipts issued thereunder, each ADS representing 10 shares of common stock, par value NT$10.00 per share, of the Company (the “Shares”).  All capitalized terms used, but not otherwise defined in this letter agreement (the “Letter Agreement”), shall have the meaning assigned thereto in the Deposit Agreement.

The Company has entered into a Merger Agreement, dated April 7, 2006 (the “Merger Agreement”), between the Company and Quanta Display Inc., a company incorporated under the laws of the Republic of China (“QDI”), pursuant to which QDI will merge with and into the Company (such transaction, the “Merger”).  As a result of the Merger, QDI will be dissolved and the Company will be the surviving company.  Subject to the satisfaction or waiver of the conditions to closing of the Merger provided by the Merger Agreement, the effective date for the Merger is the date hereof (the “Effective Date”).

Prior to the Effective Date, QDI had issued and outstanding shares of common stock, par value NT$10.00 per share (the “QDI Common Stock”).  In accordance with the Merger Agreement, the shares of QDI Common Stock are to be cancelled and extinguished and converted into Shares at the conversion ratio of 1 Share for every 3.5 shares of the QDI Common Stock outstanding immediately prior to the Effective Date (the “Share Exchange”, and the Shares issued to the QDI Depositary (as defined below) in exchange for the shares of QDI Common Stock held by the QDI Depositary underlying the issued and outstanding QDI GDSs (as defined below) as of the Effective Date pursuant to such Share Exchange, the “Exchange Shares”).

In addition, prior to the Effective Date, QDI had issued and outstanding global depositary shares (the “QDI International GDSs”) issued pursuant to an International Deposit Agreement, dated as of October 2, 2003, among QDI, Citibank, N.A., as depositary thereunder (the “QDI Depositary”), and the holders and beneficial owners from time to time of QDI International GDSs evidenced by International global depositary receipts issued thereunder, as the same may have been amended and supplemented from time to time (such agreement, as so amended and supplemented, the “QDI International Deposit Agreement”).  In addition, QDI and the QDI Depositary had entered into a Rule 144A Deposit Agreement, dated as of October 2, 2003, among QDI, the QDI Depositary, and the holders and beneficial owners from time to time of Rule 144A global depositary shares (“QDI Rule 144A GDSs”, and together with the QDI International GDSs, the “QDI GDSs”) evidenced by Rule 144A global depositary receipts issued thereunder, as the same may have been amended and supplemented from time to time (such agreement, as so amended and supplemented, the “QDI Rule 144A Deposit Agreement,” and collectively with the QDI International Deposit Agreement, the “QDI Deposit Agreements”).  As of the Effective Date, there were no QDI Rule 144A GDSs issued or outstanding.  As a result of the Merger, each QDI GDS issued and outstanding as of the Effective Date, shall, promptly after the Effective Date, be automatically exchanged for 0.57142857 ADSs without any action on the part of the holders of QDI GDSs (the “GDS Exchange”, and the ADSs issued pursuant to such GDS Exchange, the “Exchange ADSs”).

In addition, in two separate prior transactions, QDI issued in concurrent transactions under Rule 144A under the Securities Act and Regulation S under the Securities Act (a) Zero Coupon Convertible Bonds due 2009 (the “February 2004 Bonds”), in the aggregate principal amount of $270,000,000, pursuant to an Indenture, dated as of February 5, 2004 (the “February 2004 Indenture”), between QDI and Citibank, N.A., as trustee thereunder, and (b) Zero Coupon Convertible Bonds due 2009 (the “November 2004 Bonds”, and collectively with the February 2004 Bonds, the “Bonds”), in the aggregate principal amount of $294,500,000, pursuant to an Indenture, dated as of November 26, 2004 (the “November 2004 Indenture”, and collectively with the February 2004 Indenture, the “Indentures”), between QDI and Citibank, N.A., as trustee thereunder.  Each of the Bonds was, prior to the Effective Date, convertible, at the option of the holder thereof (such holder, a “Converting Bondholder”), into shares of QDI Common Stock or into QDI GDSs, as the case may be, in each case in accordance with terms of the applicable Indenture and QDI Deposit Agreement.

In connection with the Merger and as required by the terms of each of the Indentures, the Company has agreed to assume the obligations of QDI pursuant to the Indentures.  In connection with such assumption of obligations, the Company has concurrently herewith entered into supplemental indentures, each dated as of September 30, 2006 (the “Supplemental Indentures”), each among the Company, QDI and the respective Indenture trustee with regards to each of the Indentures.  Pursuant to the terms of each of the Supplemental Indentures, the Deposit Agreement and this Letter Agreement, Converting Bondholders, at their option, will be entitled to receive Shares or ADSs upon conversion of their Bonds (the ADSs to be received by holders of the Bonds, the “Conversion ADSs”) rather than shares of QDI Common Stock or QDI GDSs issued pursuant to the applicable QDI Deposit Agreement.  In connection with such issuance of Conversion ADSs, the Company will deposit with the Custodian Shares (the Shares underlying the Conversion ADSs, the “Conversion Shares”) in order to enable the issuance by the Depositary of the corresponding Conversion ADSs.

The Company wishes to establish, under the terms of Section 2.3 of the Deposit Agreement, procedures for the issuance of Exchange ADSs and, upon conversion of Bonds by Converting Bondholders, of Conversion ADSs, and the delivery of Exchange ADSs to the holders of QDI GDSs and of Conversion ADSs to Converting Bondholders, upon the terms and conditions of this Letter Agreement and, in the case of Conversion ADSs, the Supplemental Indentures.  The purpose and intent of this Letter Agreement is to supplement the Deposit Agreement for the sole purpose of accommodating the issuance and delivery of the Exchange ADSs and, upon the conversion of the Bonds, the Conversion ADSs.  The Company and the Depositary agree that this Letter Agreement shall be filed as an exhibit to the next Registration Statement on Form F-6 filed with the Commission in respect of the ADSs and, if applicable, shall be filed by the Company with governmental authorities in the ROC in accordance with applicable ROC laws and regulations.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Depositary hereby agree, as follows:

A.           Exchange of QDI GDSs

In furtherance of the foregoing and pursuant to the terms of Section 2.3 of the Deposit Agreement and notwithstanding any terms of the Deposit Agreement to the contrary, the Company hereby consents to the deposit of the Exchange Shares with the Custodian and authorizes and directs the Depositary, and the Depositary agrees upon the terms and subject to the conditions set forth in this Letter Agreement, to accept a deposit of Exchange Shares from the QDI Depositary on behalf of holders of QDI GDSs in order to facilitate the GDS Exchange and the issuance of Exchange ADSs by the Depositary upon the terms and conditions set forth in the Deposit Agreement, as supplemented by the terms of this Letter Agreement.

Notwithstanding anything contained herein or in the Deposit Agreement to the contrary, the Company hereby advises the Depositary, and the Depositary hereby acknowledges that, as a result of the operation of ROC law with respect to the Merger and the prior government approvals obtained by QDI, after the Effective Date, the aggregate number of Shares that may be deposited into the ADS facility (the “Facility”) will be increased by 172,287,973 Shares and the aggregate number of ADSs that may be issued against deposits of Shares will be increased by 17,228,797 ADSs.

The Company agrees that the holders of QDI GDSs shall be entitled, upon the GDS Exchange, only to an integral number of Exchange ADSs.  Fractions of Exchange ADSs shall not be issuable, and instead, all fractional entitlements to Exchange ADSs will be aggregated by the QDI Depositary and sold in the open market.  The net proceeds from the sale of the fractional entitlements to Exchange ADSs (after deduction of applicable fees, taxes and expenses) will be distributed to the applicable holders of QDI GDSs.

B.           Conversion of Bonds

The Company and the Depositary hereby confirm and agree that the Company shall procure all Converting Bondholders who desire to convert their Bonds and receive Conversion ADSs to cause the person receiving such Conversion ADSs to provide the Depositary with documentation required by the Depositary or the Custodian in connection with the deposit of Conversion Shares issuable upon conversion of the Bonds.  Notwithstanding anything herein or in any other agreement to the contrary, the Depositary shall have no obligation to issue any Conversion ADSs until and unless it has received fully and properly completed documentation and the payments pursuant to the Deposit Agreement.

C.           Procedures Accommodating the Issuance of Conversion ADSs

1.           Deposits of Conversion Shares.  In furtherance of the foregoing and pursuant to the terms of Section 2.3 of the Deposit Agreement and notwithstanding any terms of the Deposit Agreement to the contrary, the Company hereby consents to the deposit of the Conversion Shares with the Custodian upon the conversion of Bond and authorizes and directs the Depositary to issue and deliver to the applicable Converting Bondholder the corresponding number of Conversion ADSs. In furtherance of the foregoing, the Company requests the Depositary, and the Depositary agrees upon the terms and subject to the conditions set forth in this Letter Agreement, to establish procedures to enable the deposit of Conversion Shares with the Custodian by the Company in order to enable the issuance and delivery by the Depositary of the corresponding Conversion ADSs upon the terms and conditions set forth in the Deposit Agreement, as supplemented by the terms of this Letter Agreement.

Notwithstanding anything contained herein or in the Deposit Agreement to the contrary, the Company hereby advises the Depositary, and the Depositary hereby acknowledges that, as a result of the operation of ROC law with respect to the Merger and the prior government approvals obtained by QDI, after the Effective Date, the aggregate number of Shares that may be deposited into the Facility and the corresponding aggregate number of ADSs that may be issued against deposits of Shares will be increased by the number of Conversion Shares and the corresponding number of Conversion ADSs issued with respect to the Conversion Shares.

The Company agrees that the Converting Bondholders shall be entitled, upon conversion, only to a number of the applicable Conversion Shares to be represented by an integral number of Conversion ADSs.  Conversion Shares which would be represented by a fraction of one Conversion ADS shall not be issuable, and such Converting Bondholders will not receive cash adjustments in respect of such fractions from the Company.

2.           Depositary Fees.  The Company and the Depositary agree that the Depositary shall, as contemplated in the Deposit Agreement, be authorized to charge to the person receiving the Conversion ADSs issued in connection with a conversion of Bonds a depositary fee of up to U.S.$0.05 per Conversion ADS issued.

3.           Limitations on Issuance of Conversion ADSs.  The Company hereby instructs the Depositary, and the Depositary agrees, upon the terms and subject to the conditions set forth in this Letter Agreement, and notwithstanding the terms of the Deposit Agreement, to issue and deliver to the applicable Converting Bondholder the Conversion ADSs issued in respect of the Conversion Shares deposited by the Company upon satisfaction by the applicable Converting Bondholder of the conditions set forth in the applicable Supplemental Indenture, only upon receipt from the Company (or any of its designated agents) of a deposit of the applicable number of Conversion Shares.

D.           Miscellaneous

1.           Representations and Warranties.  The Company hereby represents and warrants that, upon issuance, the Exchange Shares and the Conversion Shares shall be (a) duly authorized, validly issued, fully paid and non-assessable, and all preemptive (and similar) rights, if any, with respect to the Exchange Shares and the Conversion Shares shall have been validly waived or exercised, (b) free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and (c) of the same class, shall rank fully pari passu with and shall be fully fungible in all regards, including with regard to trading and settlement, with the other Shares on deposit under the Deposit Agreement.  Such representations and warranties shall survive the deposit and withdrawal of the Exchange Shares or the Conversion Shares, as the case may be, and the issuance, delivery, cancellation and transfer of Exchange ADSs or Conversion ADSs, as the case may be.

In addition, the Company hereby represents and warrants that (x) the deposit of the Exchange Shares and, upon conversion of Bonds, the relevant Conversion Shares is permitted by, and is being conducted in accordance with, all ROC laws and regulations, and shall not breach or violate the terms of any indenture, trust deed, mortgage, lease or other agreement of the Company, and (y) except for the filing of the Supplement Indentures and this Letter Agreement to the ROC Financial Supervisory Commission and the prior government approvals obtained by QDI, all governmental and administrative authorizations, consents, approvals, registrations and permits required under applicable ROC law have been obtained for the deposit of Exchange Shares and, upon conversion of Bonds, the Conversion Shares, the issuance of Exchange ADSs in respect of such Exchange Shares or Conversion ADSs in respect of such Conversion Shares, respectively.

2.           Company Assistance.  The Company agrees to (a) provide commercially reasonable assistance to the Depositary upon the request of the Depositary in the establishment of the procedures contemplated herein to enable the acceptance of the deposit by the Company of the Exchange Shares and the Conversion Shares and the issuance and delivery of Exchange ADSs to the holders of QDI GDSs or Conversion ADSs to the applicable Converting Bondholders, as the case may be, and (b) take all commercially reasonable steps requested by the Depositary to ensure that the acceptance of the deposit of the Exchange Shares and the Conversion Shares, as the case may be, and the issuance and delivery of Exchange ADSs to the holders of QDI GDSs and Conversion ADSs to the applicable Converting Bondholders, as the case may be, in each case upon the terms and conditions set forth herein, do not prejudice any substantial existing rights of Holders and Beneficial Owners of ADSs and do not violate the provisions of the Securities Act or any other applicable laws.

In furtherance of the foregoing, upon the Effective Date, the Company shall deliver to the Depositary (x) a copy of all approvals (with English translations to follow as soon as practicable after the Effective Date) received from governmental agencies in the ROC approving the issuance of the Bonds, the issuance of the Exchange Shares and the Conversion Shares and the deposit of the Exchange Shares and the Conversion Shares, and (y) opinions of U.S. and ROC counsel regarding the legality of the conversion of Bonds, the deposit of the Conversion Shares with the Custodian and the issuance of Conversion ADSs.

3.           Fungibility.  The Company hereby confirms that the Exchange ADSs and the Conversion ADSs shall be treated as and shall be fully fungible with the ADSs issued and outstanding under the terms of the Deposit Agreement that are not Exchange ADSs or Conversion ADSs.  Nothing contained herein shall obligate the Depositary to treat Exchange ADSs or Conversion ADSs differently from ADSs otherwise issued under the Deposit Agreement.

4.           Indemnity.  Each of the Company and the Depositary acknowledges and agrees that the indemnification and other provisions of Section 5.8 of the Deposit Agreement shall apply to the acceptance of Exchange Shares and Conversion Shares for deposit and the issuance and delivery of Exchange Shares and Conversion ADSs, in each case upon the terms set forth herein, as well as to any other acts performed or omitted by the Depositary and the Company, as contemplated by this Letter Agreement.

5.           Governing Law.  This Letter Agreement shall be interpreted under, and all the rights and obligations hereunder shall be governed by, the laws of the State of New York, without regard to the principle of conflicts of law thereof.

6.           Further Assurances.  The parties hereto agree to duly execute and deliver, or cause to be duly executed and delivered, such further documents and instruments and do and cause to be done such further acts, as may be reasonably requested by the other party in order to implement the terms and provisions of this Letter Agreement and to effectuate the purpose and intent hereof.

7.           Counterparts.  This Letter Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which, taken together, shall constitute one and the same instrument.

[Signature page follows.]

The Company and the Depositary have caused this Letter Agreement to be executed and delivered on their behalf by their respective officers thereunto duly authorized as of the date set forth above.

AU OPTRONICS CORP.

By:	/s/ Max Weishun Cheng
	Name:	Max Weishun Cheng
	Title:	Chief Financial Officer

Agreed to as of the date set forth above:

CITIBANK, N.A.,
as Depositary

By:	/s/ Susan A. Lucanto
	Name:	Susan A. Lucanto
	Title:	Vice President

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